Exhibit 12


                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (In millions, except ratio amounts)
                                   (unaudited)

                                                                                  Year Ended December 31,
                                                                       --------------------------------------------
                                                          1997              1996             1995              1994           1993
                                                        ------            ------           ------            ------         ------
  Earnings:
    Income before
    income taxes and
    extraordinary item (a)                            $    239            $1,955           $  897            $1,280         $1,045

  Add:
    Fixed charges                                          568               460              344               315            315

  Less:
    Capitalized interest                                   153               118               93                78             61
                                                        ------            ------           ------            ------         ------
    Total earnings                                      $  654            $2,297           $1,148            $1,517         $1,299
                                                        ======            ======           ======            ======         ======

  Fixed Charges:
    Fixed charges on
    indebtedness,
    including amortization
    of debt discount and
    premium(a)                                          $  448            $  349           $  242            $  231         $  239
  Interest portion of
    operating lease
    rentals(b)                                             120               111              102                84             76
                                                        ------            ------           ------            ------         ------
     Total fixed charges                                $  568            $  460           $  344            $  315         $  315
                                                        ======            ======           ======            ======         ======
  Ratio of earnings to
    fixed charges                                         1.15              4.99             3.34              4.82           4.12
                                                        ======            ======           ======            ======         ======

  (a)  Includes   distributions  on  subsidiary  Trust  mandatorily   redeemable
preferred securities.

  (b) The interest portion of operating lease rentals is calculated as one third of rent expense which represents a reasonable approximation of the interest factor.